Exhibit (a)(9)

DEUTSCHE MUNICIPAL TRUST

Amendment

Statement of Change of Principal Office

The Trustees of Deutsche Municipal Trust (the “Trust”), acting pursuant to Article VIII, Section 8.3, of the Trust’s Amended and Restated Declaration of Trust, dated June 2, 2008, as amended (the “Declaration”), do hereby amend the “Address of Trust” section of the Addendum to the Declaration, effective immediately, as follows:

The address of principal office in Massachusetts is hereby replaced with the following:

Address of Principal Office in Massachusetts:           One International Place

Boston, Massachusetts 02110

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IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 9th day of February 2018.

/s/John W. Ballantine	/s/Richard J. Herring
John W. Ballantine, Trustee	Richard J. Herring, Trustee
/s/Henry P. Becton, Jr.	/s/William McClayton
Henry P. Becton, Jr., Trustee	William McClayton, Trustee
/s/Dawn-Marie Driscoll	/s/Rebecca W. Rimel
Dawn-Marie Driscoll, Trustee	Rebecca W. Rimel, Trustee
/s/Keith R. Fox	/s/William N. Searcy, Jr.
Keith R. Fox, Trustee	William N. Searcy, Jr., Trustee
/s/Paul K. Freeman	/s/Jean Gleason Stromberg
Paul K. Freeman, Trustee	Jean Gleason Stromberg, Trustee
/s/Kenneth C. Froewiss
Kenneth C. Froewiss, Trustee